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                                                                   EXHIBIT 12.1

                           MIDCOM COMMUNICATIONS INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                          ---------------------------------------------
                                          1992     1993      1994      1995       1996

RATIO OF EARNINGS TO FIXED CHARGES

Earnings:
    Pre-tax income                          650     (478)   (3,012)   (29,351)   (97,319)
    Fixed charges (see below)             1,092    1,555     3,349      6,121      6,182
                                          -----    -----    ------    -------    -------
      Total earnings                      1,742    1,077       337     23,230     91,137
                                          -----    -----    ------    -------    -------
Fixed Charges:
    Interest expense                        951    1,368     2,965      5,288      5,288
    Interest - rental expense(1)            141      187       384        833        894
                                          -----    -----    ------    -------    -------
      Total fixed charges                 1,092    1,555     3,349      6,121      6,182
                                          -----    -----    ------    -------    -------

Ratio of earnings to fixed charges         1.60     0.69      0.10      (3.79)    (14.74)
Dollar amount of coverage deficiency         NA     (478)   (3,012)   (29,351)   (97,319)

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Note:  If fixed charges exceed earnings, the ratio computation will indicate less than one-to-one coverage. Pursuant to the rules and regulations of the Securities and Exchange Commission, ratios less than one should not be presented. Instead, the applicable registration statement or report is to state that earnings are inadequate to cover fixed charges and disclose the dollar amount of the deficiency.

(1)  Estimated as follows:
       Rent expenses                      427     566     1,163     2,525     2,710
       Interest factor                     33%     33%       33%       33%       33%
                                       ---------------------------------------------
         Interest - rental expense        141     187       384       833       894
                                       =============================================